Filed Pursuant to Rule 433
Registration No. 333-179826

Term Sheet
March 11, 2013

Issuer:	Toyota Motor Credit Corporation
Security:	Floating Rate Medium Term Notes, Series B
Issuer Senior Long-Term Debt Ratings:	Aa3 (negative outlook) / AA- (negative outlook)
CUSIP:	89236TAC9
Pricing Date:	March 11, 2013
Settlement Date:	March 13, 2013
Maturity Date:	March 14, 2014
Principal Amount:	$500,000,000 (may be increased prior to the Settlement Date)
Price to Public:	100.000%
Commission:	0.03%
Net Proceeds to Issuer:	99.97% / $499,850,000
Floating Rate Index:	Federal Funds Rate
Floating Rate Spread:	+ 15.5 basis points
Interest Payment Frequency:	Quarterly
Interest Payment Dates:	Each March 14, June 14, September 14 and December 14, beginning June 14, 2013 (long first coupon)
Interest Reset Dates:	Each Business Day
Interest Determination Dates:	First Business Day preceding each related Interest Reset Date
Interest Rate Cutoff:	2 Business Days prior to each related Interest Payment Date
Day Count Convention:	Actual/360
Business Day Convention:	Following, adjusted
Business Days:	New York
Governing Law:	New York
Calculation Agent:	Deutsche Bank Trust Company Americas
Minimum Denominations:	$1,000 and $1,000 increments thereafter
Agent/DTC Number:	Deutsche Bank Securities Inc./#573

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to withdrawal at any time.

This term sheet supplements the prospectus supplement dated March 2, 2012 and the related prospectus dated March 1, 2012; capitalized terms used in this term sheet, but otherwise not defined, shall have the meanings assigned to them in the related prospectus supplement and prospectus.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates.  Before you invest, you  should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the web at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611.

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